                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         Marriott International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

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        -----------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                         [MARRIOTT LOGO APPEARS HERE]

  Corporate Headquarters:                                 Mailing Address:
  10400 Fernwood Road                                     Marriott Drive
  Bethesda, Maryland 20817                                Washington, D.C. 20058


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD FRIDAY, APRIL 30, 1999

                               ----------------

To our Shareholders:
                                                             March 22, 1999

  The 1999 annual meeting of shareholders of Marriott International, Inc. will be held at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. on Friday, April 30, 1999, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

  (1)  Election of three directors, each for a term of three years;

  (2) Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 1999;

  (3) Approval of amending the Company's certificate of incorporation to reflect the elimination of one of the two classes of common stock, and authorization to file a restated certificate of incorporation to embody this amendment;

  (4) Approval of amending the Company's certificate of incorporation to increase the number of authorized shares of Class A common stock to 800 million;

  (5)  Consideration of one shareholder proposal; and

  (6)  Any other matters that properly come before the meeting.

  Shareholders of record at the close of business on March 5, 1999, will be entitled to notice of and to vote at this meeting.

  For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

                                          By order of the Board of Directors,

                                          [/s/ W. DAVID MANN]
                                          W. David Mann
                                          Secretary

      PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING
         AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About the Meeting
  What is the purpose of the annual meeting?..............................    1
  Who is entitled to vote?................................................    1
  Who can attend the meeting?.............................................    1
  What constitutes a quorum?..............................................    1
  How do I vote?..........................................................    2
  Can I vote by telephone or electronically?..............................    2
  Can I change my vote after I return my proxy card, or after I vote by
   telephone or electronically?...........................................    2
  What are the Board's recommendations?...................................    2
  What vote is required to approve each item?.............................    3
  Who will count the vote?................................................    3
  What shares are included on the proxy card(s)?..........................    3
  What does it mean if I receive more than one proxy card?................    3
  How will voting on any other business be conducted?.....................    4
  When are shareholder proposals for the 2000 annual meeting of
   shareholders due?......................................................    4
  Can a shareholder nominate someone to be a director of the Company?.....    4
  How much did this proxy solicitation cost?..............................    4
  Can I receive future shareholder communications electronically through
   the Internet?..........................................................    4

Stock Ownership
  Who are the largest owners of the Company's stock?......................    5
  How much stock do the Company's directors and executive officers own?...    5
  Section 16(a) Beneficial Ownership Reporting Compliance.................    7

Item 1--Election of Directors
  Directors Standing for Election.........................................    8
  Directors Continuing in Office..........................................    9
  Committees of the Board of Directors....................................   12
  Directors' Compensation.................................................   13
  Compensation Committee Interlocks and Insider Participation.............   13
  Executive Compensation..................................................   14
    Summary Compensation Table............................................   14
    Stock Option Tables...................................................   16

  Report on Executive Compensation by the Compensation Policy Committee...   18

  Shareholder Return Performance Graph....................................   22

  Certain Transactions....................................................   23

Item 2--Ratification of Appointment of Independent Auditors...............   25

Item 3--Approval of Amending the Company's Certificate of Incorporation to
 Reflect the Elimination of One of the Two Classes of Common Stock, and
 Authorization to File a Restated Certificate of Incorporation to Embody
 this Amendment...........................................................   26
Item 4--Approval of Amending the Company's Certificate of Incorporation to
 Increase the Number of Authorized Shares of Class A Common Stock to 800
 million..................................................................   27

Item 5--Shareholder Proposal..............................................   28

Other Matters.............................................................   29

                         [MARRIOTT LOGO APPEARS HERE]


                          MARRIOTT INTERNATIONAL, INC.
                 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement contains information related to the annual meeting of shareholders of Marriott International, Inc. (the "Company") to be held on Friday, April 30, 1999, beginning at 10:30 a.m., at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and at any postponements or adjournments thereof. This Proxy Statement is first being mailed to shareholders on March 22, 1999.

  Marriott International, Inc. conducts the lodging, senior living services and distribution services businesses formerly conducted by "old" Marriott International, Inc. ("Old Marriott"), now known as Sodexho Marriott Services, Inc. The Company was spun off as a separate public company from Old Marriott on March 27, 1998.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

  At the Company's annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. This includes the election of three directors, ratification of the Company's independent auditors, approval of amendments to the Company's certificate of incorporation, and consideration of a shareholder proposal. In addition, the Company's management will report on the performance of the Company during fiscal 1998 and respond to questions from shareholders.

Who is entitled to vote?

  Only shareholders of record at the close of business on the record date, March 5, 1999, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

  All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

  Directions to the meeting, and information on parking, public transportation and lodging, can be found on the back cover of this proxy statement.

What constitutes a quorum?

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the record date, 247,078,029 shares of Class A common stock of the Company were outstanding (on May 21, 1998, all shares of the Company's other class of common stock were converted, on a one-for-one basis, into shares of Class A common stock of the Company). If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

How do I vote?

  Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR items 1, 2, 3 and 4, and AGAINST item 5..

Can I vote by telephone or electronically?

  You may vote by telephone or electronically through the Internet, by following the instructions attached to your proxy card.

  The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

  Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

    (1) Returning a later-dated signed proxy card;
    (2) Delivering a written notice of revocation to First Chicago Trust Company of New York, P.O. Box 8089, Edison, New Jersey 08818-9355;
    (3) Voting by telephone or the Internet; or
    (4) Voting in person at the meeting.

What are the Board's recommendations?

  The Board's recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

  .  FOR election of the nominated directors (see Item 1 on page 8);

  . FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for fiscal 1999 (see Item 2 on page 25);

  . FOR approval of amending the Company's certificate of incorporation to reflect the elimination of one of the two classes of common stock, and authorization to file a restated certificate of incorporation to embody this amendment (see Item 3 on page 26);

  . FOR approval of amending the Company's certificate of incorporation to increase the number of authorized shares of Class A common stock to 800 million (see Item 4 on page 27); and

  .  AGAINST approval of the shareholder proposal (see Item 5 on page 28).

  Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

  With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

  For Items 1, 2 and 5, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any item will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

  For Item 3, the approval of amending the certificate of incorporation of the Company to reflect the elimination of one of the two classes of common stock, and authorization to file a restated certificate of incorporation to embody this amendment, and Item 4, the approval of amending the certification of incorporation of the Company to increase the number of authorized shares of Class A common stock to 800 million, the affirmative vote of the holders of a majority of the shares of Class A common stock outstanding on the record date will be required for approval. In addition, the amendment of certain sections of the Company's certificate of incorporation (the "Higher Vote Sections") requires the affirmative vote of the holders of at least 2/3 of the voting power of all shares of Class A common stock outstanding on the record date. If
Item 3 receives the affirmative vote of the holders of 2/3 of the voting power of all shares of Class A common stock outstanding on the record date, then an amendment including the changes to the Higher Vote Sections will be effected. If Item 3 receives the affirmative vote of the holders of a majority of shares of Class A common stock outstanding on the record date, but less than 2/3 of the voting power of all shares of Class A common stock outstanding on the record date, then an amendment excluding the changes to the Higher Vote Sections will be effected. However, the proposed amendment to the Higher Vote Sections consists solely of the deletion of references to the class of common stock that is no longer outstanding and that is proposed to be eliminated. Failure to remove these references will not have any practical effect.

  If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for Items 1, 2 and 5. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Who will count the vote?

  Representatives of First Chicago Trust Company of New York, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

  The shares on your proxy card(s) represent ALL of your shares of Class A common stock, including any shares you may hold through Marriott International's Dividend Reinvestment Plan, or if you are a Marriott employee, any shares that may be held in custody for your account by Bankers Trust Company as trustee for Marriott International, Inc.'s Profit Sharing Plan (401(k) plan) for employees. If you have shares in the Profit Sharing Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then Bankers Trust will vote your plan shares in proportion to the way the other plan participants voted their shares held in the plan.

What does it mean if I receive more than one proxy card?

  If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, First Chicago Trust Company of New York, at (800) 311-4816.

How will voting on any other business be conducted?

  Although we do not know of any business to be considered at the 1999 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and Richard E. Marriott to vote on such matters at their discretion.

When are shareholder proposals for the 2000 annual meeting of shareholders due?

  The Company's 2000 annual meeting of shareholders is scheduled to be held on April 28, 2000. To be considered for inclusion in the Company's proxy statement for that meeting, shareholder proposals must be received at the Company's offices no later than December 23, 1999. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's bylaws, and must be submitted in writing delivered or mailed to the Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

  In addition, the Company's bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2000 annual meeting of shareholders, such proposal or nomination must be submitted in writing to the Company's Secretary at the above address not later than February 21, 2000. The written proposal or nomination must be in compliance with the Company's bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made later than February 21, 2000, or not in compliance with the Company's bylaws.

Can a shareholder nominate someone to be a director of the Company?

  As a shareholder, you may recommend any person as a nominee for director of the Company by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Washington, D.C. 20058. Recommendations must be received by February 21, 2000 for the 2000 annual meeting of shareholders, and must comply with the requirements in the Company's bylaws.

How much did this proxy solicitation cost?

  MacKenzie Partners, Inc. was hired to assist in the distribution of proxy materials and solicitation of votes for $6,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers, and regular employees of the Company not specifically employed for proxy solicitation purposes.

Can I receive future shareholder communications electronically through the Internet?

  Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet, beginning with the 2000 annual meeting of shareholders. To consent to electronic delivery:

  . If your shares are registered in your own name, and not in "street name" through a broker or other nominee, fill out the consent form at the Internet site maintained by our transfer agent, First Chicago Trust Company of New York, at www.econsent.com/mar.
  . If your shares are registered in "street name" through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

  You may withdraw this consent at any time and resume receiving shareholder communications in print form. More information on electronic delivery of materials is set forth in an insert accompanying this proxy statement.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

  As of January 31, 1999, the following persons or groups beneficially owned 5% or more of the Company's outstanding shares of Class A common stock:

   J.W. Marriott, Jr. ............. 10.9%
   Richard E. Marriott............. 10.6%
   Southeastern Asset Management,
    Inc. ..........................  9.2% (see footnote 10 to the table below)

How much stock do the Company's directors and executive officers own?

  The following table sets forth the beneficial ownership of Class A common stock by the Company's directors and executive officers as of January 31, 1999, as well as additional information about beneficial owners of 5% or more of the Company's Class A common stock.

                                                    Shares
                                                 Beneficially         Percent of
   Name                                             Owned              Class(1)
   ----                                          ------------         ----------
Directors:
J.W. Marriott, Jr. ............................   26,887,033(2)(3)       10.9
Richard E. Marriott............................   25,871,473(2)(4)       10.6
Henry Cheng Kar-Shun...........................        2,600(5)             *
Gilbert M. Grosvenor...........................        4,200(5)             *
Floretta Dukes McKenzie........................          870(5)             *
Harry J. Pearce................................       10,000(5)             *
W. Mitt Romney.................................       10,000(5)             *
Roger W. Sant..................................       20,000(5)             *
William J. Shaw................................    1,366,144(6)(7)          *
Lawrence M. Small..............................       80,000(5)             *

Named Executive Officers:
Joseph Ryan....................................      190,725(6)(7)          *
James M. Sullivan..............................      327,655(6)(7)          *
William R. Tiefel..............................    1,015,783(6)(7)(8)       *

All Directors and Executive Officers as a Group
(21 persons including the foregoing)...........   48,398,927(2)(9)       19.4

Other 5% Beneficial Owners:
Southeastern Asset Management, Inc. ...........   22,230,800(10)          9.2

--------
  *   Less than 1 percent.
 (1) Based on the number of shares outstanding (244,566,605) at, plus the number of shares acquirable by the specified person(s) within 60 days of, January 31, 1999.
 (2) Includes: 3,150,040 shares held by J.W. Marriott, Jr. and Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children and 5,073,574 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr., Richard
      E. Marriott and their mother serve as co-trustees. These shares are reported as beneficially owned by both J.W. Marriott, Jr. and Richard E. Marriott, but are included only once in reporting the number of shares owned by all directors and executive officers as a group. The shares included herein do not include: (i) 3,801,883 shares owned and controlled by certain other members of the Marriott family, (ii) 3,334,770 shares held by a charitable annuity trust, created by the will of J. Willard Marriott, in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and in which their mother is trustee, or (iii) 269,083 shares held by the adult children of J.W. Marriott, Jr. and Richard E. Marriott, as trustees of 26 trusts established for the benefit of the grandchildren of J.W. Marriott, Jr. and Richard E. Marriott.
 (3) Includes, in addition to the shares referred to in footnote (2): (i) 1,739,557 shares subject to options exercisable within 60 days after January 31, 1999, (ii) 804,860 shares held as trustee of two trusts for the benefit of Richard E. Marriott, (iii) 137,537 shares owned by J.W. Marriott, Jr.'s wife (Mr. Marriott disclaims beneficial ownership of such shares), (iv) 1,340,534 shares owned by four trusts for the benefit of J.W. Marriott, Jr.'s children, in which his wife serves as a co-trustee, (v) 48,728 shares owned by six trusts for the benefit of J.W. Marriott, Jr.'s grandchildren, in which his wife serves as a co-trustee,
      (vi) 160,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr. and (vii) 5,415,180 shares owned by JWM Family Enterprises, L.P., whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder.
 (4) Includes, in addition to the shares referred to in footnote (2): (i) 122,634 shares subject to options exercisable within 60 days after January 31, 1999, (ii) 586,378 shares held as trustee of two trusts established for the benefit of J.W. Marriott, Jr., (iii) 136,438 shares owned by Richard E. Marriott's wife, (iv) 1,207,656 shares owned by four trusts for the benefit of Richard E. Marriott's children, in which his wife serves as a co-trustee, and (v) 4,605,458 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder.
 (5) The shares included herein do not include non-employee director annual deferred share awards or stock units representing fees deferred at the election of non-employee directors under the Company's 1998
      Comprehensive Stock and Cash Incentive Plan. The combined number of shares (i) subject to deferred share awards and (ii) in stock unit accounts of non-employee directors as of December 31, 1998, were as follows: Dr. Cheng: 700; Mr. Grosvenor: 12,104; Dr. McKenzie: 9,313; Mr.
      Pearce: 8,751; Mr. Romney: 9,119; Mr. Sant: 10,089; and Mr. Small:
      8,642. Neither share awards nor stock units carry voting rights or are transferable. Stock unit accounts are credited with dividend equivalents in the form of additional stock units. Share awards and stock units are distributed following retirement as a director.
 (6) Includes shares of unvested restricted stock awarded under the 1998 Comprehensive Stock and Cash Incentive Plan as follows: Mr. Ryan: 52,839 shares; Mr. Shaw: 81,834 shares; Mr. Tiefel: 4,404 shares; and Mr.
      Sullivan: 42,615 shares. Shares of restricted stock are voted by the holder thereof. See "Executive Compensation: Summary Compensation Table" at page 14.
 (7) Includes shares subject to options exercisable within 60 days after January 31, 1999, as follows: Mr. Ryan: 88,064 shares; Mr. Shaw:
      1,107,974 shares; Mr. Tiefel: 893,316 shares; and Mr. Sullivan: 249,064 shares.
 (8) Includes 19,113 shares held by a limited partnership of which Mr. Tiefel is the sole general partner and Mr. Tiefel and certain family members are limited partners.
 (9) All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and Richard E. Marriott) beneficially owned an aggregate of 3,864,035 shares, or 1.6 percent of Class A common stock outstanding as of January 31, 1999.
(10)  Based on a Schedule 13G filed with the Securities and Exchange
      Commission on February 9, 1999, reflecting ownership of Class A common stock as of December 31, 1998, and total outstanding shares of Class A common stock as of October 9, 1998. The following information is taken from that filing. The Schedule 13G was filed by Southeastern Asset Management, Inc., as a registered investment advisor, and by its Chairman and Chief Executive Officer, O. Mason Hawkins in the event he could be deemed to be a controlling person of that firm as the result of his official position with or ownership of its voting securities, although Mr. Hawkins disclaims beneficial ownership of the shares covered by the report ("Southeastern"). Southeastern's address is 6410 Poplar Avenue, Suite 900, Memphis, TN 38119. All shares covered by the report are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. The reporting persons reported sole voting power over 9,442,000 shares and shared voting power over 10,389,800 shares, and sole dispositive power over 11,813,000 shares and shared dispositive power over 10,389,800 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

  Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during fiscal 1998 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, with approximately one-third of the directors standing for election each year for a three-year term. Alice S. Marriott and Sterling D. Colton each holds the title of director emeritus.

Directors Standing for Election

  Three directors are standing for re-election: J.W. Marriott, Jr., W. Mitt Romney and William J. Shaw. Each has consented to serve for an additional term ending at the 2002 annual meeting of shareholders.

  If any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

  The Board recommends a vote FOR the nominees.

  The following are the nominees for director for three-year terms ending in 2002:

J.W. Marriott, Jr.         Mr. Marriott is Chairman of the Board and Chief
(Chairman of the Board)    Executive Officer of the Company. He joined
Age: 67                    Marriott Corporation in 1956 and has served as a
                           director of Marriott Corporation (now known as Host
                           Marriott Corporation) since 1964. He became
                           President of Marriott Corporation in 1964, Chief
                           Executive Officer in 1972 and Chairman of the Board in 1985. Mr. Marriott also is a director of Host
                           Marriott Services Corporation, General Motors
                           Corporation, the U.S.-Russia Business Council, and the Naval Academy Endowment Trust. He serves on the
                           Board of Trustees of the National Geographic
                           Society and The J. Willard & Alice S. Marriott
                           Foundation, and the Board of Directors of Georgetown University, and is a member of the Executive Committee of the World Travel & Tourism
                           Council and the Business Council. Mr. Marriott has served as Chief Executive Officer of the Company since its inception in 1997, and served as Chairman and Chief Executive Officer of Old Marriott from
                           October 1993 to March 1998. Mr. Marriott has served as a director of the Company since March 1998. He is the brother of Richard E. Marriott.

[PHOTO OF J.W. MARRIOTT JR. APPEARS HERE]

W. Mitt Romney
Age: 52 Mr. Romney was appointed President and Chief Executive Officer of the Salt Lake Olympic Committee on February 19, 1999. He is a director, President and Chief Executive Officer of Bain Capital, Inc. (a private equity investment firm). He is also a director of The Sports Authority, Inc., and Staples, Inc. Mr. Romney is a member of the Executive Board of the Boy Scouts of America and the board of the National Points of Light Foundation. Mr. Romney served as a member of the Board of Directors of Old Marriott (and of Marriott Corporation prior to October 1993) from 1993 to March 1998 and has served as a director of the Company since March 1998.

[PHOTO OF W. MITT ROMNEY APPEARS HERE]

William J. Shaw            Mr. Shaw has served as President and Chief
Age: 53                    Operating Officer of the Company since March 1997
                           (including service in the same capacity with Old
                           Marriott until March 1998). Mr. Shaw joined
                           Marriott Corporation in 1974, was elected Corporate
                           Controller in 1979 and a Vice President in 1982. In
                           1986, Mr. Shaw was elected Senior Vice President--
                           Finance and Treasurer of Marriott Corporation. He was elected Chief Financial Officer and Executive
                           Vice President of Marriott Corporation in April
                           1988. In February 1992, he was elected President of the Marriott Service Group. Mr. Shaw is also
                           Chairman of the Board of Directors of Host Marriott
                           Services Corporation and Sodexho Marriott Services,
                           Inc. He also serves on the Board of Trustees of the University of Notre Dame and the Suburban Hospital
                           Foundation. Mr. Shaw has served as a director of Old Marriott (now named Sodexho Marriott Services,
                           Inc.) since May 1997, and as a director of the Company since March 1998.

[PHOTO OF WILLIAM J. SHAW APPEARS HERE]

Directors Continuing in Office

Richard E. Marriott
Age: 60 Mr. Marriott is Chairman of the Board of Host Marriott Corporation. He is also Chairman of the Board of First Media Corporation and serves as a director of Host Marriott Services Corporation, and as a trustee of Gallaudet University, Polynesian Cultural Center, Primary Children's Medical Center, Boys and Girls Clubs of America SE Region, and The
                           J. Willard & Alice S. Marriott Foundation. He is President and a member of the Board of Trustees of the Marriott Foundation for People with Disabilities. He also serves on the Board of Trustees of Federal City Council and the Advisory Committee for the International Hotel and Restaurant Association. Prior to 1993, Mr. Marriott served as an Executive Vice President and member of the Board of Directors of Marriott Corporation. Mr. Marriott has been a director of Marriott Corporation (now known as Host Marriott Corporation) since 1979, served as a director of Old Marriott from October 1993 to March 1998, and has served as a director of the Company since March 1998. Mr. Marriott is currently serving a three-year term expiring at the 2001 Annual Meeting of Shareholders. He is the brother of J.W. Marriott, Jr.

[PHOTO OF RICHARD E. MARRIOTT APPEARS HERE]

Henry Cheng Kar-Shun       Dr. Cheng has served as Managing Director of New
Age: 52                    World Development Company Limited ("New World
                           Development"), a publicly held Hong Kong real estate development and investment company since
                           1989. He is the Chairman of New World
                           Infrastructure Limited and Tai Fook Group Limited and a director of HKR International Limited, all of which are publicly-held Hong Kong companies. Dr.
                           Cheng serves as an executive officer of Chow Tai
                           Fook Enterprises Limited, a privately-held family company that controls New World Development. Dr.
                           Cheng served as Chairman and Director of Renaissance Hotel Group N.V. from June 1995 until its purchase by the Company in March 1997. He is Chairman of the Advisory Council for The Better

[PHOTO OF HENRY CHENG KAR-SHUN APPEARS HERE]

                           Hong Kong Foundation. Dr. Cheng serves as a member of the Services Promotion Strategy Group, a unit under the Hong Kong Financial Secretary's Office, and as a Committee Member of the Eighth and Ninth Chinese People's Political Consultative Committee of the People's Republic of China. Dr. Cheng has also served as a member of the Election Committee of the Hong Kong Special Administrative Region. Dr. Cheng served as a director of Old Marriott from June 1997 to March 1998, and has served as a director of the Company since March 1998. He is currently serving a term expiring at the 2000 Annual Meeting of Shareholders.

Gilbert M. Grosvenor       Mr. Grosvenor is Chairman of the Board of the
Age: 67                    National Geographic Society (a publisher of books
                           and magazines and producer of television documentaries) and a director or trustee of Chevy
                           Chase Federal Savings Bank, Ethyl Corporation, B.F.
                           Saul REIT and Saul Centers, Inc. He is on the Board of Visitors of the Nicholas School of the Environment of Duke University. Mr. Grosvenor served as a member of the Board of Directors of Old
                           Marriott (and prior to October 1993 of Marriott
                           Corporation) from 1987 to March 1998, and has served as a director of the Company since March
                           1998. He is currently serving a three-year term expiring at the 2001 Annual Meeting of Shareholders.

[PHOTO OF GILBERT M. GROSVENOR APPEARS HERE]

Floretta Dukes McKenzie    Dr. McKenzie is the founder, Chairwoman and Chief
Age: 63                    Executive Officer of The McKenzie Group, Inc. (an
                           educational consulting firm). She is also a director or trustee of Potomac Electric Power
                           Company (PEPCO), National Geographic Society,
                           Acacia Group, Group Hospitalization and Medical
                           Services, Inc. (GHMSI), Howard University, White
                           House Historical Association, American Association of School Administrators Leadership of Learning
                           Foundation, Lightspan Partnership, Inc., Impact II-
                           The Teachers Network, National School Board
                           Foundation, Institute for Educational Leadership,
                           Inc., Forum for the American School Superintendent,
                           Harvard Graduate School of Education Urban
                           Superintendents Program and John Hopkins Leadership
                           Development Program. From 1981 to 1988, she served as Superintendent of the District of Columbia
                           Public Schools and Chief State School Officer. Dr.
                           McKenzie served as a director of Old Marriott (and prior to October 1993 of Marriott Corporation) from 1992 to March 1998, and has served as a director of the Company since March 1998. She is currently serving a three-year term expiring at the 2000
                           Annual Meeting of Shareholders.

[PHOTO OF FLORETTA DUKES McKENZIE APPEARS HERE]

Harry J. Pearce            Mr. Pearce is Vice Chairman of the Board of General
Age: 56                    Motors Corporation (an automobile manufacturer) and
                           a director of General Motors Acceptance
                           Corporation, Hughes Electronics Corporation,
                           Alliance of Automobile Manufacturers, Delphi
                           Automotive Systems Corporation, and MDU Resources
                           Group, Inc. and is a member of the U.S. Air Force
                           Academy's Board of Visitors. He also serves on the Board of Trustees of Howard University and is a member of the Northwestern University School of Law's Law Board. Mr. Pearce served as a director of Old Marriott from 1995 to March 1998, and has served as a director of the Company since March
                           1998. He is currently serving a term expiring at the 2001 Annual Meeting of Shareholders.

[PHOTO OF HARRY J. PEARCE APPEARS HERE]

Roger W. Sant              Mr. Sant is Chairman of the Board and a co-founder
Age: 67                    of The AES Corporation (a global power company). He
                           is also Chairman of the Board of World Wildlife
                           Fund (U.S.) and a member of the Board of World
                           Resources Institute and Worldwide Fund for Nature.
                           Mr. Sant served as a director of Old Marriott from 1993 to March 1998, and has served as a director of the Company since March 1998. He is currently serving a three-year term expiring at the 2000
                           Annual Meeting of Shareholders.

[PHOTO OF ROGER W. SANT APPEARS HERE]

Lawrence M. Small          Mr. Small is President, Chief Operating Officer and
Age: 57                    a member of the Board of Directors of Fannie Mae (a
                           Congressionally chartered mortgage financing corporation). Before joining Fannie Mae, Mr. Small was Vice Chairman and Chairman of the Executive
                           Committee of the Board of Directors of
                           Citicorp/Citibank. He also serves as a director of The Fannie Mae Foundation and The Chubb
                           Corporation, Chairman of the Financial Advisory
                           Committee of Trans-Resources International, a member of the Board of Trustees of the Mt. Sinai-
                           NYU Medical Center and Health System, trustee emeritus of Brown University and Morehouse College.
                           Mr. Small served as a director of Old Marriott from 1995 to March 1998, and has served as a director of the Company since March 1998. He is currently serving a term expiring at the 2000 Annual Meeting of Shareholders.

[PHOTO OF LAWRENCE M. SMALL APPEARS HERE]

  The Board of Directors met six times in 1998. Prior to the Spinoff of the Company on March 27, 1998, the board of directors of Old Marriott consisted of the same persons who are currently directors of the Company. The Old Marriott board met four times from January 1, 1998 to March 27, 1998. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served, other than Mr. Pearce and Dr. Cheng.

Committees of the Board of Directors

  The Board of Directors has four standing committees: Audit; Compensation Policy; Nominating and Corporate Governance; and Executive.

 Audit Committee

  . The members of the Committee are not employees of the Company. The Audit Committee met three times in 1998.

  . There is unrestricted access between the Audit Committee and the independent auditors and internal auditors.

  Functions:

  . Meets with the Company's independent auditors, management representatives and internal auditors.

  . Reviews the results of internal and external audits, the accounting principles applied in financial reporting and financial and operational controls.

  . Approves the scope of audits and other services to be performed by the independent and internal auditors.

  . Recommends to the Board the appointment of independent auditors considering whether any circumstance, including the performance of any professional services, would impair their independence.

  Members: W. Mitt Romney (Chair), Gilbert M. Grosvenor, Harry J. Pearce,
          Roger W. Sant and Lawrence M. Small.

 Compensation Policy Committee

  . The members of the Committee are not employees of the Company. The Compensation Policy Committee met five times in 1998.

  Functions:

  . Recommends to the Board policies and procedures relating to senior officers' compensation and various employee stock plans.

  . Approves senior officer salary adjustments, bonus payments, and stock awards.

  Members: Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney, and Lawrence M. Small.

 Nominating and Corporate Governance Committee

  . The members of the Committee are not employees of the Company. The Nominating and Corporate Governance Committee met once in 1998.

  Functions:

  . Makes recommendations to the Board regarding corporate governance matters and considers nominees for election as directors.

  . Advises the Board on a range of matters affecting the Board and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, selection of committee chairs, committee assignments, and related matters affecting the functioning of the Board.

  Members: Gilbert M. Grosvenor (Chair), Floretta Dukes McKenzie and Harry J.
          Pearce.

 Executive Committee

  .  The Executive Committee did not meet in 1998.

  Function:

  . Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company's assets, declarations of dividends, and issuances of stock.

  Members: J. W. Marriott, Jr. (Chair) and Roger W. Sant.

Directors' Compensation

  Directors are compensated partially in cash and partially in Marriott common stock to align their interests with those of shareholders. Company officers are not paid for their service as directors.

   Annual Retainer and Attendance Fees. For 1998, each non-employee director received an annual retainer fee of $25,000, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting. The Chair of each Committee of the Board received an additional annual fee of $1,000. Beginning in May 1999, the annual retainer fee will be $30,000 and the Committee Chair fee will be eliminated.

   Annual Stock Awards. Each non-employee director also receives an annual director stock award under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan. The award is for a number of shares having an aggregate market value as of the date of grant of approximately the amount of the annual directors' retainer fee. This award is granted immediately prior to the annual meeting of shareholders. In 1998, each award was for 700 shares.

   Deferral of Payment. Any director may elect to defer payment of all or any portion of his or her directors' fees pursuant to the Company's Executive Deferred Compensation Plan and/or the 1998 Comprehensive Stock and Cash Incentive Plan. Gilbert M. Grosvenor, Floretta Dukes McKenzie, Harry J. Pearce, W. Mitt Romney, Roger W. Sant, and Lawrence M. Small are currently participating in one or both of these plans.

   Other. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred when attending meetings.

Compensation Committee Interlocks and Insider Participation

  During 1998, the Compensation Policy Committee's members were Floretta Dukes McKenzie (Chair), Roger W. Sant, W. Mitt Romney and Lawrence M. Small.

  J. W. Marriott, Jr. serves on the Executive Compensation Committee of the Board of Directors of General Motors Corporation. Harry J. Pearce, a director of the Company, is an executive officer and director of General Motors Corporation.

                           EXECUTIVE COMPENSATION/1/

Summary Compensation Table

  The following Summary Compensation Table shows the compensation paid by the Company in 1998 (after the Spinoff of the Company on March 27, 1998), and paid by Old Marriott in 1998 (up to the Spinoff) and in 1997 and 1996, to the Chief Executive Officer and the other four most highly compensated executive officers (other than the Chief Executive Officer) of the Company as of January 2, 1999.

                                                   Restricted  Stock   All Other
                        Fiscal  Salary               Stock    Options Compensation
  Name                   Year   (1)(2)    Bonus      (3)(4)     (#)      (5)(6)
  ----                  ------ -------- ---------- ---------- ------- ------------
J.W. Marriott, Jr. ....  1998  $950,000 $1,001,300 $  200,246 192,000   $148,048
 Chairman and Chief      1997   900,000    990,000    198,000 287,500     79,590
 Executive Officer       1996   840,866    809,754    161,975  71,000     32,125

William J. Shaw........  1998   670,000    572,850  1,462,092 132,000     56,623
 President and Chief     1997   618,846    556,961    111,410 195,000     24,009
 Operating Officer       1996   545,289    425,325     85,085  46,000     19,780

William R. Tiefel......  1998   595,000    449,225     89,856  90,000     48,354
 Vice Chairman           1997   565,000    452,000     90,431 135,000     44,714
                         1996   545,289    393,699  1,175,020  46,000     40,323

Joseph Ryan............  1998   425,000    325,125     65,023  66,000     34,148
 Executive Vice
 President               1997   400,000    320,000    741,766 100,000     12,493
 and General Counsel     1996   371,000    248,941     49,775  25,000      1,170

James M. Sullivan......  1998   425,000    325,125    770,498  66,000     34,375
 Executive Vice
 President               1997   400,000    320,000     63,966 100,000     29,684
 Lodging Development     1996   320,000    236,730     47,355  23,000     24,622

Footnotes to Summary Compensation Table.

(1) Fiscal year 1996 base salary earnings were for 53 weeks. All other fiscal year base salary earnings were for 52 weeks.

(2) Salary amounts include both base salary earned and paid in cash during the fiscal year, and the amount of base salary deferred at the election of the executive officer under certain employee benefit plans.

(3) Includes restricted stock, deferred bonus stock and deferred stock contracts, as follows:

     Restricted Stock. Restricted stock awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares.

--------
/1/For 1997 and 1996, the following tables on Executive Compensation (Table I--
   Summary Compensation Table, Table II--Stock Option Grants in Last Fiscal Year, and Table III--Aggregated Stock Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values) reflect awards denominated in Old Marriott common stock and do not reflect redenomination of such awards into shares of the Company's common stock as a result of the Spinoff. In connection with the Spinoff, the awards under the Old Marriott stock plans were cancelled and substitute awards were granted under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan (the "MI Plan"). The substitute awards preserved, but did not increase or decrease, the economic value of the awards under the Old Marriott stock plans.

     Deferred Bonus Stock. The amount of a deferred bonus stock award generally equals 20 percent of each individual's annual cash bonus award, based on the stock price on the last trading day for the fiscal year. Holders of deferred bonus awards do not receive dividends or exercise voting rights on their deferred bonus stock until it is distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests in ten equal annual installments beginning one year after the award is granted.

     Deferred Stock Contracts. Deferred stock contracts are subject to general restrictions, such as continued employment and non-competition. Holders of deferred stock contacts do not receive dividends or exercise voting rights on their deferred awards until they are distributed to them. The stock typically vests in equal annual installments beginning one year after the award is granted. The recipient may receive awards in 10 annual installments following termination of employment.

(4) The total number of restricted or deferred shares held by each Named Executive as of the end of the 1998 fiscal year, and the aggregate value of these shares, is as follows:

                                         Shares
                          -------------------------------------
                           Deferred   Restricted    Deferred    Aggregate Value
   Named Executive        Bonus Stock   Stock    Contract Stock    at 1/1/99
   ---------------        ----------- ---------- -------------- ---------------
   Mr. Marriott..........    19,690        --           --        $  582,706
   Mr. Shaw..............    33,563     81,834       55,042        5,043,972
   Mr. Tiefel............   149,275      4,404      110,003        7,803,413
   Mr. Ryan..............     9,049     52,839       22,018        2,483,114
   Mr. Sullivan..........    22,230     42,614       22,018        2,570,594

(5) This column represents Company matching contributions made under the Company's Profit Sharing Plan and Executive Deferred Compensation Plan for fiscal 1998, as follows:

   Named Executive                             Profit Sharing Plan Deferred Plan
   ---------------                             ------------------- -------------
   Mr. Marriott...............................       $4,928           $84,611
   Mr. Shaw...................................        4,928            51,695
   Mr. Tiefel.................................        4,964            43,390
   Mr. Ryan...................................        4,928            29,220
   Mr. Sullivan...............................        4,928            29,447

(6) In 1996, J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under Old Marriott's executive deferred compensation plan and Old Marriott common stock under Old Marriott's stock incentive plan. The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of Old Marriott or of Marriott Corporation. In connection with this waiver, Old Marriott agreed to purchase split-dollar life insurance policies for the benefit of a trust established by Mr. Marriott. This agreement to purchase split-dollar life insurance policies has been assumed by the Company. The cost of the life insurance policies to the Company will not exceed the expected after-tax cost to Old Marriott if it had made the payments and stock distributions that were waived by Mr. Marriott. For 1998, the taxable economic benefit to Mr. Marriott as a result of these life insurance policies was $58,509.

Stock Option Tables

  The following two tables show information concerning options to purchase the Company's Class A common stock granted in fiscal 1998 under the 1998 Comprehensive Stock and Cash Incentive Plan.

                    Stock Option Grants in Last Fiscal Year

                         Number of  % of Total Stock
                         Securities Options Granted  Exercise
                         Underlying To Employees in    Price   Expiration    Grant Date
  Name                    Options     Fiscal Year    Per Share  Date (1)  Present Value (2)
  ----                   ---------- ---------------- --------- ---------- -----------------
J. W. Marriott, Jr. ....  192,000         3.0        $28.2187  11/05/2013    $2,192,640
William J. Shaw.........  132,000         2.0         28.2187  11/05/2013     1,507,440
William R. Tiefel.......   90,000         1.4         28.2187  11/05/2013     1,027,800
Joseph Ryan.............   66,000         1.0         28.2187  11/05/2013       753,720
James M. Sullivan.......   66,000         1.0         28.2187  11/05/2013       753,720

--------
(1) All options will vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 15-year term. Options held by executive officers may be transferred only as gifts for the benefit of specified family members and approved charitable organizations.

(2) These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during fiscal 1998 were in accordance with SFAS 123, as follows:

     Expected Volatility--The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 28.31%.

     Risk-Free Interest Rate--The risk-free interest rate was 5.79%.

     Dividend Yield--The expected annual dividend yield was $0.21 based on the historical dividend yield over the expected term of the option.

     Expected Life--The expected life of the grant was 7.15 years, calculated based on the historical expected life of previous grants.

     Forfeiture Rate--The probability of forfeiture due to termination of employment prior to vesting was 13.3%.

     Per Share Value--The per share value for these grants was $11.42.

              Aggregated Stock Option/SAR Exercises in Last Fiscal
                     Year and Fiscal Year-End Option Values

                                                                 Number of           Value of Unexercised
                                                             Shares Underlying           In-the-Money
                                     Shares                 Unexercised Options          Stock Options
                                    Acquired     Value      at Fiscal Year End       at Fiscal Year End(2)
                         Company   on Exercise Realized  ------------------------- -------------------------
  Name                     (1)         (#)        ($)    Exercisable Unexercisable Exercisable Unexercisable
  ----                   -------   ----------- --------- ----------- ------------- ----------- -------------
J.W. Marriott, Jr. .....     MI      110,082   2,312,839  1,838,630     923,768    $35,999,972  $3,797,991
                            HMC(3)   223,879   1,179,333    702,231           0      7,874,080           0
                                     -------   ---------  ---------     -------    -----------  ----------
                          TOTAL      333,961   3,492,172  2,540,861     923,768     43,875,052   3,797,991

William J. Shaw.........     MI      165,122   1,416,928  1,107,974     615,808     21,961,104   2,428,026
                            HMC       83,955   1,411,676    426,166           0      4,845,648           0
                                     -------   ---------  ---------     -------    -----------  ----------
                          TOTAL      249,077   2,828,604  1,534,140     615,808     26,806,752   2,428,026

William R. Tiefel.......     MI            0           0    893,316     447,214     17,057,845   1,821,917
                            HMC       33,582     519,791    298,853           0      3,398,895           0
                                     -------   ---------  ---------     -------    -----------  ----------
                          TOTAL       33,582     519,791  1,192,169     447,214     20,456,740   1,821,917

Joseph Ryan.............     MI            0           0    115,586     319,191      1,228,469   1,307,194
                            HMC            0           0          0           0              0           0
                                     -------   ---------  ---------     -------    -----------  ----------
                          TOTAL            0           0    115,586     319,191      1,228,469   1,307,467

James M. Sullivan.......     MI       26,422     517,141    249,064     306,803      4,613,968   1,167,472
                            HMC            0           0     15,749           0        175,449           0
                                     -------   ---------  ---------     -------    -----------  ----------
                          TOTAL       26,422     517,141    264,813     306,803      4,789,417   1,167,472

--------
(1) "MI" represents options to purchase Marriott International Class A common stock. "HMC" represents options to purchase shares of beneficial interest in Host Marriott Corporation.
(2) The number and terms of these options reflect several adjustments made as a result of the spinoff of Old Marriott from Marriott Corporation in October 1993; the spinoff of Host Marriott Services Corporation from Host Marriott Corporation in December 1995; the spinoff of the Company from Old Marriott in March 1998; and the conversion of Host Marriott Corporation into a real estate investment trust (and a related spinoff transaction) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3) In December 1998, the Board of Directors of Host Marriott Corporation determined that it would be desirable and in the best interests of its shareholders that certain options to purchase Host Marriott Corporation held by Mr. Marriott be canceled and that these options be replaced with Stock Appreciation Rights on equivalent economic terms subject to the adjustments mentioned above. The conversion to SARs was completed in order to comply with ownership limits applicable to the conversion of Host Marriott Corporation into a real estate investment trust. The SARs are fully vested.

                      REPORT ON EXECUTIVE COMPENSATION BY
                       THE COMPENSATION POLICY COMMITTEE

  The Compensation Policy Committee (the "Committee") is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. The Committee met five times during 1998. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

Compensation Philosophy and Programs

  In administering senior executive officer compensation, the Committee's objective is to establish a total pay program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior human resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation targets the Committee uses data provided by the Company that is obtained from independent consultants. The data reflects compensation practices with companies of approximately Marriott's size (the comparison group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation at a level comparable to other large companies appropriately reflects the labor market for Company executives. The Committee establishes target cash compensation levels (base salary plus target bonus) at the median level of cash compensation for the comparison group. The Committee establishes long-term incentive levels on the average of two-year median long-term incentive values for the comparison group. Companies in the comparison group may be included in the S&P Lodging-Hotels Index used in the shareholder return performance graph included in this Proxy Statement, although the comparison group is not made up exclusively of companies used in that Index. As the Company is comprised of both lodging and service lines of businesses and also recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparison group is a more appropriate basis for establishing comparable pay programs.

Base Salary

  The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established around a salary grade midpoint. Each position's salary grade range and target bonus opportunity are established based on the median level of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience, and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, the merit increase guidelines established by the Company, and individual performance over the prior year. The Committee establishes merit increase guidelines based on survey information of annual salary increase budgets for the comparison group, along with an assessment of the Company's labor costs for management employees.

Annual Cash Incentives

  The Company has established the 1998 Comprehensive Stock and Cash Incentive Plan, which is focused on financial objectives. In addition, the Company maintains the Executive Officer Individual

Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives. Under each plan, goals and specific objectives are established for a minimum level, a target level, and a maximum level of performance. Senior human resources management of the Company provided the Committee with individual performance objectives for the Chief Executive Officer and each of the other named executives for the Committee's review and input. For each objective, actual performance is measured against these levels in order to determine the actual payment. No payment is made if performance fails to meet the minimum level for a particular objective.

  The 1998 incentive plans for the Chief Executive Officer and other senior executive officers included objectives related to Company financial performance, individual performance, human resource goals, customer satisfaction, and lodging growth objectives.

Stock Incentives

  The Committee believes that stock ownership by senior executive management is essential for aligning management's interest with that of shareholders. To emphasize this principle, in February 1999 the Company established stock ownership guidelines for the Company's senior management. The guidelines require the top 65 executives in the Company to own a multiple of their individual salary grade midpoint in Company stock. Executives will have five years in which to meet this goal.

  The Company offers several stock-based incentive programs under the Company's 1998 Comprehensive Stock and Cash Incentive Plan. Through deferred stock incentive awards, approximately 3,500 managers, including the Chief Executive Officer and other senior executive officers, receive an award of shares equal in value to 20% of their annual cash bonus. The award is distributed ratably over a ten-year period or at retirement if so elected by certain levels of management, and is contingent upon continued employment.

  In addition, the Company also makes grants of stock options. Stock options are the primary long-term incentive of the Company. The number of option shares granted to each executive officer is related to a guideline number established for each eligible salary grade or level based on the survey data described above. The Committee establishes a range of share awards around the guideline award, and individual awards are determined based on a subjective assessment of individual performance, contribution and potential. Under the terms of the Company's 1998 Comprehensive Stock and Cash Incentive Plan, awards of restricted stock and deferred stock contracts are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions, and previous share grants.

1998 Compensation of the Chief Executive Officer and Named Executive Officers

  The Committee reviewed the 1998 salaries for J.W. Marriott, Jr. and all other executive officers in November 1997. Mr. Marriott received a 5.5% increase in base pay on January 3, 1998, which resulted in his annual pay rate increasing to $950,000. This salary is below the median for the comparison group. The other four named senior executive officers in the Summary Compensation Table in this Proxy Statement received base salary increases ranging from 4.5% to 6.2%, effective January 3, 1998. As a group, the other named senior executive officers have base salaries that approximate the median of the comparison group.

  Under the 1998 Comprehensive Stock and Cash Incentive Plan, Mr. Marriott's maximum annual incentive opportunity as a percentage of base salary was 55% based on attaining a corporate cash flow objective and 22% related to earnings per share. Under the Executive Officer Individual Performance Plan, his maximum opportunity was 22% related to individual objectives and 11% related to customer satisfaction. In 1998, the Company exceeded the maximum level of performance for both corporate cash flow and earnings per share objectives. Mr. Marriott accomplished the majority of his individual objectives, including performance for customer satisfaction which met the target level (but was below the maximum level). The aggregate target level of bonus award for Mr. Marriott was 80% and the maximum level of bonus award was equal to 110% of eligible fiscal year salary. The total award payment of $1,001,300 corresponded to 105.4% of salary. Mr. Marriott's annual cash incentive payment was below the median for the comparison group. From a total cash compensation perspective (base plus bonus), his annual compensation is below the median for the comparison group. In addition, Mr. Marriott received 6,846 shares of Deferred Bonus Stock, which was equal in value to 20% of his bonus.

  The other named senior executive officers are also participants in the 1998 Comprehensive Stock and Cash Incentive Plan. Performance measures utilized include Company and, in some cases, business-group cash flow, customer satisfaction, lodging rooms growth objectives and individual objectives. The aggregate target payments for these other named executives were set at 50% to 60% of salary and the maximum aggregate payments from 80% to 90% of salary. Actual total award payments for 1998 ranged from 75.5% to 85.5% of salary.

  In recognition of outstanding contributions during the year, and to continue to offer a competitive total compensation program, several of the other named executives received restricted stock awards in 1998. Mr. Shaw received a restricted stock grant of 40,000 shares and Mr. Sullivan received a restricted stock grant of 25,000 shares.

  In 1998, stock option grants were made to Mr. Marriott and the other named executive officers. Mr. Marriott received an option to acquire 192,000 shares in November 1998 that vests over four years. This grant, as well as similar grants to the other named executive officers, was all at the guideline level established for their specific salary grade.

  In February 1997, special supplemental option grants were made to Mr. Marriott and the other named executive officers to acquire from 80,000 to 150,000 shares, which will vest in February 2005. The options may vest earlier at the end of year 2000, 2001, and 2002 if Marriott International's stock price appreciation is at or above the 75th percentile of the S&P 500. The primary objective of these grants is to focus executive management on opportunities for significant stock price appreciation. If the options vest at the end of the third year, the total compensation paid to the senior management team for that period of time will approximate the 75th percentile of compensation paid to executives in similar positions in other high performing companies.

Impact of Internal Revenue Code Section 162(m)

  Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the 1998 Comprehensive Stock and Cash Incentive Plan satisfies the requirements for exemption under Internal Revenue Code Section 162(m). Payments made under this

Plan qualify as performance-based compensation and constitute the majority of aggregate annual incentive payment for Mr. Marriott and all other named executive officers.

  Although the Executive Officer Individual Performance Plan does not meet the requirements necessary for exemption as performance-based compensation, the Committee believes that incentives for performance relative to certain Company objectives, such as personnel planning, customer satisfaction and other non-financial business requirements, are relevant and appropriate. For 1998, the annual salary plus the bonus paid to Mr. Marriott and the other named executive officers were in each case less than one million dollars after amounts deferred into the Executive Deferred Compensation Plan. The Committee reserves the right to pay non-deductible compensation if it considers that to be in the best interest of the shareholders and the Company. The stock option awards made under the terms of the 1998 Comprehensive Stock and Cash Incentive Plan are exempt as performance-based compensation for purposes of calculating the one million-dollar limit. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible.

Summary

  The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee feels that the awards made in 1998 were competitive and appropriate and serve shareholders' long-term interest.

Members Of The Compensation Policy Committee

            Floretta Dukes McKenzie, Chair
            Roger W. Sant
            W. Mitt Romney
            Lawrence M. Small

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

  The following graph compares the performance of the Company's Class A common stock from the Spinoff of the Company on March 27, 1998 to the end of fiscal 1998, and prior to the Spinoff, the performance of Old Marriott's common stock since December 31, 1993, with the performance of the Standard & Poor's Corporation Composite 500 Index and the Standard and Poor's Corporation Lodging-Hotels Composite Index. The graph assumes an initial investment of $100 on December 31, 1993, and reinvestment of dividends. In addition, the Sodexho Marriott Services, Inc. shares received in connection with the Spinoff are assumed to be sold on March 27, 1998, and immediately reinvested in the Company's Class A Common Stock.

  The Company believes that this shareholder return information has only limited relevance to an understanding of its or Old Marriott's compensation policies during the indicated periods and does not reflect all matters appropriately considered by it or by Old Marriott in developing its compensation strategy.
                       [PERFORMANCE GRAPH APPEARS HERE]

                                      12/31/93    12/30/94    12/29/95    1/3/97    1/2/98    1/1/99
Marriott International, Inc.           $100.0      $ 98.0      $134.3      $194.3    $242.2    $226.2
S&P Lodging-Hotels Index               $100.0      $ 88.9      $105.0      $125.1    $172.1    $142.0
S&P 500 Index                          $100.0      $101.3      $139.3      $171.3    $223.4    $293.4

                              CERTAIN TRANSACTIONS

  JWM Family Enterprises, L.P. ("Family Enterprises") is a Delaware limited partnership owned by J.W. Marriott, Jr., the Chairman and Chief Executive Officer of the Company, and members of his immediate family. Family Enterprises owns a Courtyard Hotel in Long Beach, California, a Residence Inn in San Antonio, Texas and a Fairfield Inn in Anaheim, California. Subsidiaries of the Company operate the three properties pursuant to management agreements with Family Enterprises. In fiscal 1998, the Company was paid management fees of approximately $1.23 million, plus reimbursement of certain expenses, from its operation of these hotels.

  McIntosh Mill Ltd. ("McIntosh Mill") is a Utah limited partnership in which Richard E. Marriott, a director of the Company, has a 40 percent limited partnership interest. McIntosh Mill has sold certain parcels of land in Park City, Utah to Marriott Ownership Resorts, Inc. ("MORI"), a subsidiary of the Company, on which MORI has built a mixed-use development, including commercial condominium units and a timeshare resort. McIntosh Mill purchased the commercial condominium units from MORI for a cash purchase price of approximately $3.95 million, which is the pro rata share of the total project development and construction costs allocable to the commercial condominium units, less (i) the value of the land allocated to the residential condominium units retained by MORI for its timeshare resort, and (ii) an agreed-upon development fee earned by McIntosh Mill. McIntosh Mill expects to pay this purchase price with part of the proceeds from long term mortgage financing it plans to obtain in 1999. MORI has secured payment of the purchase price with purchase money mortgages on the commercial condominium units.

  Dr. Henry Cheng Kar-Shun, a director of the Company, together with members of the Cheng family, directly or indirectly owns or leases hotel properties that are operated by subsidiaries of the Company. In fiscal 1998, the Company recognized sales of $560 million from its operation of these properties. New World Development, for which Dr. Cheng serves as Managing Director and which is
37.3 percent owned by Dr. Cheng and members of the Cheng family, its affiliates or affiliates of Dr. Cheng, have indemnified Renaissance Hotel Group N.V. ("RHG"), a subsidiary of the Company, RHG's subsidiaries, and the Company for certain lease and other obligations in connection with the formation of RHG as a hotel management company in 1995, when Dr. Cheng and his family members and affiliates owned a majority of RHG's stock.

Transactions with Host Marriott Corporation

  On October 8, 1993, Old Marriott was spun off as a separate public company from its former parent company, Marriott Corporation (which changed its name to Host Marriott Corporation) ("Host Marriott"). Host Marriott retained the ownership of lodging properties and certain other assets. Old Marriott continued the businesses of lodging management, senior living services, distribution services and certain other businesses.

  At July 31, 1998, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 6.50 percent and 6.47 percent, respectively, of the common stock of Host Marriott. Richard E. Marriott is the Chairman of the Board of Host Marriott, and J.W. Marriott, Jr. is a director of Host Marriott.

  Pursuant to agreements between the Company and Host Marriott, in 1998 the
Company:

  . operated lodging properties owned or leased by Host Marriott;

  . operated senior living communities owned by Host Marriott;

  . guaranteed Host Marriott's performance in connection with certain loans or other obligations; and

  . provided Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building.

  During 1998, the Company also had the right to purchase up to 20 percent of the voting stock of Host Marriott if certain events involving a change of control of Host Marriott occurred.

  Lodging. The Company recognized sales of $2,144 million and operating profit (before corporate expenses and interest) of $197 million in 1998 from its operation of lodging properties owned or leased by Host Marriott. During 1998, Host Marriott also served as the general partner of several unconsolidated partnerships that own lodging properties. The Company recognized sales of $712 million and operating profit (before corporate expenses and interest) of $83 million in 1998 from its operation of these lodging properties. The Company also leases land to certain of these partnerships and recognized land rent income of $24 million in 1998.

  Senior Living Services. During 1998, Marriott Senior Living Services, Inc., a subsidiary of the Company, managed 31 senior living communities owned by Host Marriott. The Company recognized sales of $173 million and operating profit (before corporate expenses and interest) of $5 million from its operation of these communities in 1998.

  The Company believes that its lodging and senior living community operating agreements with Host Marriott reflect then-existing market terms and conditions, and are substantially similar to operating agreements between the Company and other third parties for facilities of a similar type.

  Financing. The Company has provided financing to Host Marriott for a portion of the cost of acquiring properties to be operated or franchised by the Company and may continue to provide financing to Host Marriott (or Crestline Capital Corporation, as described below) in the future. In 1998, the Company recognized $5 million in interest and fee income from loans to Host Marriott. At January 1, 1999, the outstanding principal balance of loans to Host Marriott was $9 million.

  Guarantees. The Company has guaranteed Host Marriott's performance to certain lenders and other third parties. These guarantees were limited to $70 million at January 1, 1999. The Company has not been required to make any payments under these guarantees.

  Administrative Services. The Company also provides certain administrative and consulting services to Host Marriott, and subleases space at its headquarters building to Host Marriott. In 1998, the Company was paid approximately $7.7 million for these items, including reimbursements.

  In December 1998, Host Marriott reorganized its business operations to qualify as a real estate investment trust ("REIT"). In conjunction with its conversion to a REIT, Host Marriott spun off, in a taxable transaction, a new company called Crestline Capital Corporation ("Crestline"); acquired a portfolio of luxury hotels for $1.5 billion; and completed partnership roll-ups representing new hotel property acquisitions approximating $650 million. As part of the Crestline spinoff, Host Marriott transferred to Crestline all of the senior living communities previously owned by Host Marriott, and Host Marriott leased or subleased to Crestline substantially all of Host Marriott's lodging properties, including the properties acquired in the acquisition and roll-up transactions described above. Host Marriott also assigned to Crestline the lodging and senior living community management and franchise agreements with the Company. In the case of the lodging agreements, Host Marriott remains obligated under such agreements in the event that Crestline fails to perform its obligations thereunder.

  The Company continues to have the right to purchase up to 20 percent of Host Marriott's outstanding common stock upon the occurrence of certain events generally involving a change of control of Host Marriott. This right expires in 2017, and Host Marriott has granted an exception to the ownership limitations in its charter to permit full exercise of this right, subject to certain conditions related to ownership limitations applicable to REITs generally.

  Following the conversion of Host Marriott into a REIT, the spinoff of Crestline and the related transactions described above, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 6.1 percent and 6.3 percent, respectively, of the common shares of Host Marriott and approximately 5.7 percent and 6.0 percent, respectively, of the common shares of Crestline in each case as of January 31, 1999. Richard E. Marriott continues to serve as the Chairman of the Board of Host Marriott, and J.W. Marriott continues to serve as a director of Host Marriott. John W. Marriott III, the son of J.W. Marriott, Jr., is a director of Crestline.

  The Company believes that the transactions described above have not materially changed its business or legal rights as they previously existed with Host Marriott, although there can be no assurance that the new structure will not adversely affect the Company under future circumstances.

Transactions with Host Marriott Services Corporation

  In December 1995, Host Marriott Services was spun off as a separate public company from its former parent, Host Marriott. Host Marriott Services is a food, beverage and retail concessionaire at travel and entertainment venues.

  J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially own approximately 5.49 percent and 5.17 percent, respectively, of the common stock of Host Marriott Services. William J. Shaw, President and Chief Operating Officer and a director of the Company, is the Chairman of the Board of Host Marriott Services, and J.W. Marriott, Jr. and Richard E. Marriott are directors of Host Marriott Services.

  The Company procures and distributes food and supplies to Host Marriott Services, for which the Company received payments of approximately $75.4 million in 1998, including the cost of food and supplies purchased. The Company also provides certain administrative and consulting services to Host Marriott Services similar to those provided to Host Marriott. The Company received payments aggregating approximately $8.8 million, including reimbursements, for these services in 1998.

ITEM 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Acting upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for fiscal 1999. Arthur Andersen LLP, a firm of independent public accountants, has served as the Company's independent auditors since the Spinoff in March 1998. Arthur Andersen LLP also served as Old Marriott's independent auditors from October 1993 (when Old Marriott was spun off as a public company) to March 1998. Arthur Andersen LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

  Representatives of Arthur Andersen LLP will be present at the annual meeting, will be given an opportunity to make a statement, and are expected to be available to respond to questions.

  The Board of Directors recommends a vote FOR ratification of Arthur Andersen LLP as the Company's independent auditors for fiscal 1999.

ITEM 3--APPROVAL OF AMENDING THE COMPANY'S CERTIFICATE OF INCORPORATION TO REFLECT THE ELIMINATION OF ONE OF THE TWO CLASSES OF COMMON STOCK , AND AUTHORIZATION TO FILE A RESTATED CERTIFICATE OF INCORPORATION EMBODYING THIS AMENDMENT.

  Background. The Company was spun off from Old Marriott on March 27, 1998 through the issuance of one share of common stock of the Company, having one vote per share, and one share of Class A common stock of the Company, having ten votes per share, for each share of Old Marriott common stock outstanding on March 27, 1998. At the 1998 annual meeting of shareholders of the Company, shareholders voted on whether to retain the two classes of common stock of the Company that had been authorized and issued as part of the Spinoff. As a result of this shareholder vote, on May 21, 1998, the Board of Directors effected the conversion of each outstanding share of the Company's common stock into one share of the Company's Class A common stock. At the same time, the Board pledged to take the necessary action to amend the Company's certificate of incorporation to reflect the elimination of the dual class common stock structure.

  Purpose. The purpose of Item 3 is:

   . to approve amending the Company's certificate of incorporation to reflect the elimination of one of the two classes of common stock; and


   . to authorize the filing of a restated certificate of incorporation embodying this amendment.

  Article Fourth of the Company's certificate of incorporation sets forth the authorized capital stock of the Company and describes the rights and preferences thereof. Article Fourth provides that there are 800 million authorized shares of common stock, consisting of 300 million authorized shares of Class A common stock and 500 million authorized shares of common stock, and 10 million authorized shares of preferred stock. Article Fourth is proposed to be amended to eliminate the authorization for the class of common stock referred to as the "common stock", leaving the Class A common stock as the only authorized class of common stock of the Company. Likewise, the provisions in the existing certificate of incorporation setting forth the rights and preferences of the two classes of common stock are proposed to be deleted from Article Fourth, as they are no longer necessary. The text of Article Fourth as it is proposed to be amended by Item 3 (and by Item 4) is attached as Annex A.

  In addition to the changes to Article Fourth described above, the only other proposed change to the existing certificate of incorporation is to delete references to the second class of common stock where they appear throughout the certificate of incorporation.

  A vote for Item 3 is also a vote for the filing of a restated certificate of incorporation embodying the amendments proposed in Item 3.

  Shareholders are reminded that share certificates representing common stock are automatically deemed to represent the same number of shares of Class A common stock, and do not need to be returned or exchanged.

  The Board of Directors recommends a vote FOR approval of amending the Company's certificate of incorporation to reflect the elimination of one of the two classes of common stock, and the filing of a restated certificate of incorporation embodying this amendment.

ITEM 4--APPROVAL OF AMENDING THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK TO 800 MILLION.

  Background. As described above under Item 3, as a result of a vote of the Company's shareholders at the 1998 annual meeting of shareholders, on May 21, 1998, the Board of Directors effected the conversion of each outstanding share of the Company's common stock into one share of the Company's Class A common stock.

  Purpose. The purpose of Item 4 is to approve amending the Company's certificate of incorporation to increase the number of authorized shares of Class A common stock to 800 million.

  Article Fourth of the Company's certificate of incorporation provides that, upon the conversion of all shares of common stock into shares of Class A common stock, the number of authorized shares of Class A common stock of the Company shall be 800 million (from 300 million authorized shares prior to the conversion), and the number of authorized shares of common stock of the Company shall be zero (from 500 million authorized shares prior to the conversion). The Delaware General Corporation Law provides that shareholder approval is required to increase the authorized number of shares of a class of common stock. To ensure compliance with Delaware law, the Company is seeking shareholder approval for this increase in authorized shares of Class A common stock. However, if Item 3 is approved and the second class of common stock is eliminated as described above, the total number of authorized shares of common stock of the Company will not increase or decrease, but will remain at 800 million shares. The text of Article Fourth as it is proposed to be amended by
Item 4 (and Item 3) is attached as Annex A.

  At March 5, 1999, there were 247,078,029 issued and outstanding shares of Class A common stock of the Company. The conversion of the common stock into Class A common stock in May 1998 resulted in a doubling of the number of outstanding shares of Class A common stock (there were approximately 128 million shares of Class A common stock, and an identical number of shares of common stock, issued at the Spinoff). The Company has reserved 9,465,376 shares of Class A common stock for issuance upon conversion of the Company's Liquid Yield Option Notes due 2011. The Company also has share issuance obligations under the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan (56 million shares authorized for issuance; options for approximately 31.5 million shares were outstanding at December 31, 1998, of which options for approximately 19.1 million shares were exercisable), and under the Company's Employee Stock Purchase Plan (5 million shares authorized for issuance). However, the Company has in the past, and plans to continue, using shares repurchased by the Company in the open market, rather than authorized but unissued shares, to satisfy its employee plan share requirements.

  The additional authorized shares of Class A common stock can be issued for corporate purposes without further shareholder approval, unless such approval is required by applicable law or regulation. Although the Company currently has no plans to issue any significant amount of shares of Class A common stock (other than 2,081,962 shares to be issued in March 1999 as partial consideration for the Company's acquisition of Execustay Corporation), future purposes for issuances of the additional shares could include paying stock dividends, subdividing outstanding shares through stock splits, effecting acquisitions of other businesses or properties, securing additional financing for the Company through the issuance of additional shares of Class A common stock, and satisfying share issuance requirements under existing or future employee benefit plans (although the Company plans to continue its practice of using shares repurchased in the open market to satisfy these requirements for its existing plans). These purposes are no different than the purposes for which the originally authorized 800 million shares could be issued.

  As with any share issuance, the issuance of additional shares of Class A common stock without further shareholder approval may, among other things, have a dilutive effect on earnings per share and on the equity of the present holders of Class A common stock and on their voting power. The Class A common stock has ten votes per share, while shares of common stock had one vote per share.

  The Board of Directors recommends a vote FOR approval of amending the Company's certificate of incorporation to increase the number of authorized shares of Class A common stock to 800 million.

ITEM 5--SHAREHOLDER PROPOSAL TO ADOPT CUMULATIVE VOTING FOR ELECTION
       OF DIRECTORS

  A shareholder (Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037), who owns 400 shares of Class A common stock, has notified the Company of her intention to propose the following resolution at the Annual
Meeting:

    "RESOLVED: That the shareholders of Marriott International, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each shareholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  In support of the resolution, Mrs. Davis has submitted the following statement:

    "Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of shares representing 165,618,800 votes, representing approximately 14.2% of the voting power of shares voting, voted for this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

  The Board, and the Nominating and Corporate Governance Committee, have considered this proposal. The Board recommends that shareholders vote against it for the following reasons:

  Each director of the Company currently is elected by the holders of a majority of the voting power of the Company's shares. This permits the directors to administer the affairs of the Company for the benefit of all shareholders. The Board believes that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareholders. The shareholder or special group electing a director by cumulative voting may seek to have that director represent the shareholder's or group's special interest, rather than the interests of the shareholders as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board, and could be contrary to the interests of the Company and its shareholders as a whole.

  The majority of states, including Delaware, where the Company is incorporated, do not require cumulative voting. The Company's present method of electing directors is employed by over 88% of companies in the Standard and Poor's 500 Index, and by most companies listed on the New York Stock Exchange. The Board believes that this method is appropriate to ensure that directors will represent all shareholders, and not just a particular group.

  The Board recommends a vote AGAINST this proposal.

                                 OTHER MATTERS

  The Company's management knows of no other matters which may be presented for consideration at the 1999 annual meeting. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

  A copy of the Company's 1998 Annual Report on Form 10-K is being mailed to shareholders together with this Proxy Statement. Any shareholder who desires an additional copy may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company's copying costs will be charged if copies of exhibits to the 10-K are requested.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /S/ W. DAVID MANN

                                     W. David Mann
                                     Secretary

                                    ANNEX A

                Proposed Amended Article Fourth of the Company's

           Certificate of Incorporation (See Item 3 and Item 4)

  FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is eight hundred ten million (810,000,000) consisting of (i) eight hundred million (800,000,000) shares of Class A common stock, with par value of $0.01 per share (the "Class A Common Stock"); and (ii) ten million (10,000,000) shares of preferred stock, without par value (the "Preferred Stock").

  The shares of authorized Class A Common Stock of the corporation shall be identical in all respects and shall have equal rights and privileges. Each issued and outstanding share of Class A Common Stock shall have ten votes on all matters submitted to a vote of the stockholders of the corporation.

  No holder of stock of any class of the corporation, whether now or hereafter authorized or issued, shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of any securities convertible into stock of any class, of any character or to which are attached or with which are issued warrants or rights to purchase any such stock, whether now or hereafter authorized, issued or sold, or whether issued for moneys, property or services, or by way of dividend or otherwise, or any right or subscription to any thereof, other than such, if any, as the board of directors in its discretion may from time to time fix, pursuant to authority hereby conferred upon it; and any shares of stock or convertible obligations with warrants or rights to purchase any such stock, which the board of directors may determine to offer for subscription, may be sold without being first offered to any of the holders of the stock of the corporation of any class or classes or may, as such board shall determine, be offered to holders of any class or classes of stock exclusively or to the holders of all classes of stock, and if offered to more than one class of stock, in such proportions as between such classes of stock as the board of directors, in its discretion, may determine.

  The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the board of directors (authority to do so being hereby expressly vested in the board) and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each such series of Preferred Stock.

  Pursuant to authority conferred by this Article FOURTH, the board of directors of the corporation has designated a series of Preferred Stock as the Series A Junior Participating Preferred Stock, consisting of the number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefore as are stated in Exhibit A attached hereto and incorporated herein by reference.

                        1999 ANNUAL MEETING INFORMATION

  Time and Location. The 1999 Annual Meeting will begin at 10:30 a.m. at the J.W. Marriott Hotel. Coffee, tea, and juice will be provided to shareholders attending the meeting.

  Parking. Due to anticipated needs of other hotel guests on April 30, minimal parking is expected to be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

  Public Transportation. As parking is limited in the general area, it is recommended that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

  Lodging. A "Shareholder Annual Meeting" rate will be offered at three local Marriott hotels for Thursday, April 29, 1999, the night before the meeting. To receive these rates, call the hotel directly and ask for the shareholder annual meeting rate for April 29, 1999. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

J.W. Marriott Hotel--$185
1331 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
202/393-2000
Near Federal Triangle Metro Station
                                                      [MAP OF AREA
Washington Courtyard--$125                             SURROUNDING
1900 Connecticut Avenue, N.W.                          MEETING
Washington, D.C. 20009                                 LOCATION
202/332-9300                                           APPEARS HERE]
Near Dupont Circle Metro Station

[X] Please mark your
    votes as in this
    example.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO INSTRUCTION IS INDICATED, SUCH PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND "AGAINST" PROPOSAL 5, AND AT
THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY OCCUR.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

1. Election of Director Nominees           FOR             WITHHELD
   1. J.W. Marriott, Jr.,                  [_]               [_]
   2. W. Mitt Romney, and
   3. William J. Shaw

For, except vote withheld from the following nominee(s):
_______________________________________________________
                                                          FOR  AGAINST  ABSTAIN
2. Ratify appointment of Arthur Andersen LLP as           [_]    [_]      [_]
   independent auditors.

3. Approval of amending the Company's certificate of      [_]    [_]      [_]
   incorporation to reflect the elimination of one of the two classes of common stock, and authorization to file a restated certificate of incorporation embodying this amendment.

4. Approval of amending the Company's certificate of      [_]    [_]      [_]
   incorporation to increase the number of authorized shares of Class A common stock to 800 million.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.
--------------------------------------------------------------------------------

                                                          FOR  AGAINST  ABSTAIN
5. Shareholder proposal to adopt cumulative voting        [_]    [_]      [_]
   for the election of directors.

--------------------------------------------------------------------------------

                                                     MARK HERE FOR ADDRESS   [_]
                                                      CHANGE AND MARK ON
                                                         REVERSE SIDE

SIGNATURE(S) _____________________________________ DATE _____________

Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President, or other authorized officer. If a partnership, sign in partnership name by authorized trustee or partner.
--------------------------------------------------------------------------------
  Please carefully detach here and return this proxy in the enclosed envelope.

Dear Shareholder:

Marriott International, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the telephone: Using a touch-tone telephone, call 1-800-OK2-VOTE (1-800-652-8683)

2. To vote over the internet: Log onto the Internet and go to the web site http://www.vote-by-net.com

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 Your vote is important. Thank you for voting.

                          MARRIOTT INTERNATIONAL INC.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  FOR THE ANNUAL MEETING OF THE SHAREHOLDERS
                        OF MARRIOTT INTERNATIONAL, INC.


P                        on April 30, 1999, 10:30 a.m.

R The undersigned appoints J.W. Marriott, Jr. and Richard E. Marriott as Proxies. Each shall have the power to appoint a substitute. They are
O authorized to represent and vote, as designated on the reverse side, all shares of Marriott International, Inc. Class A common stock held of
X record by the undersigned on March 5, 1999, at the Annual Meeting of Shareholders to be held on April 30, 1999, or any adjournment or
Y postponement thereof. The Board of Directors recommends votes FOR Proposals 1, 2, 3 and 4 and AGAINST Proposal 5.

                                                (change of address/comments)
                                            ____________________________________
                                            ____________________________________
                                            ____________________________________
                                            ____________________________________

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                                                                ---------------
                                                                | SEE REVERSE |
                                                                |    SIDE     |
                                                                ---------------
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE